                                                                   EXHIBIT 99.3

                       ANNUAL REPORT FOR THE YEAR ENDED
                               DECEMBER 31, 1997





                   DIRECT BROADCASTING SATELLITE CORPORATION


           COLORADO                                    84-1328967
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

       5701 S. SANTA FE DRIVE
         LITTLETON, COLORADO                             80120
(Address of principal executive offices)               (Zip code)

                                (303) 723-1000
                    (Telephone number, including area code)

                               TABLE OF CONTENTS


                                    PART I

  Item 1.   Business                                                         1
  Item 2.   Properties                                                    None
  Item 3.   Legal Proceedings                                             None
  Item 4.   Submission of Matters to a Vote of Security Holders              *

                                    PART II

  Item 5.   Market for Registrant's Common Equity and Related
             Stockholder Matters                                           N/A
  Item 6.   Selected Financial Data                                          *
  Item 7.   Management's Narrative Analysis of Results of Operations         2
  Item 8.   Financial Statements and Supplementary Data                      3
  Item 9.   Changes In and Disagreements with Accountants on
             Accounting and Financial Disclosure                             3

                                   PART III

  Item 10.  Directors and Executive Officers of the Registrant               *
  Item 11.  Executive Compensation                                           *
  Item 12.  Security Ownership of Certain Beneficial Owners and
             Management                                                      *
  Item 13.  Certain Relationships and Related Transactions                   *

                                    PART IV

  Item 14.  Exhibits and Financial Statement Schedules                       4

            Index to Financial Statements                                  F-1

   DISH Network-SM- is a service mark of EchoStar Communications Corporation.



---------------------
* This item has been omitted pursuant to the reduced disclosure format as set forth in the General Instructions (I)(1)(a) and (b) Form 10-K.

                                    PART I

ITEM 1.   BUSINESS

     ALL STATEMENTS CONTAINED HEREIN, AS WELL AS STATEMENTS MADE IN PRESS RELEASES AND ORAL STATEMENTS THAT MAY BE MADE BY DIRECT BROADCASTING SATELLITE CORPORATION ("DBSC") OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF DBSC ACTING ON DBSC'S BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF DBSC TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OF, OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FOLLOWING: AN IN-ORBIT FAILURE OF ITS DBS SATELLITE ("ECHOSTAR III"); THE UNAVAILABILITY OF SUFFICIENT CAPITAL ON SATISFACTORY TERMS TO FINANCE DBSC'S BUSINESS PLAN; THE INABILITY OF DBSC TO OBTAIN NECESSARY AUTHORIZATIONS FROM THE FEDERAL COMMUNICATIONS COMMISSION ("FCC"); THE INABILITY OF DBSC TO EXECUTE A SATELLITE USAGE AGREEMENT FOR THE IN-ORBIT COMMERCIAL USE OF ECHOSTAR III; GENERAL BUSINESS AND ECONOMIC CONDITIONS, AND OTHER RISK FACTORS ASSOCIATED WITH THE OPERATION OF A TECHNOLOGY BUSINESS. IN ADDITION TO STATEMENTS, WHICH EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS ARE URGED TO CONSIDER STATEMENTS LABELED WITH THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "PLANS," "ANTICIPATES," OR "INTENDS" TO BE UNCERTAIN AND FORWARD-LOOKING. ALL CAUTIONARY STATEMENTS MADE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR. IN THIS CONNECTION, INVESTORS SHOULD CONSIDER THE RISKS DESCRIBED HEREIN.

BRIEF DESCRIPTION OF BUSINESS

          On January 8, 1997, Direct Broadcasting Satellite Corporation ("Old DBSC"), a Delaware corporation, was merged (the "Merger") with Direct Broadcasting Satellite Corporation ("DBSC" or the "Company"), a Colorado corporation and a wholly-owned subsidiary of EchoStar Communications Corporation ("ECC," and together with its subsidiaries, "EchoStar"). Upon consummation of the Merger, Old DBSC, which was incorporated January 23, 1981 in the State of Delaware, ceased to exist. DBSC's principal assets include an FCC satellite permit and orbital slot assignments and EchoStar III, a satellite built to become an integral part of EchoStar's DISH Network. Costs to launch and insure EchoStar III were incurred by other ECC subsidiaries and are not included in the cost of EchoStar III reflected on DBSC's balance sheet.

          EchoStar is a publicly-traded company on the Nasdaq National Market and its operations include three interrelated business units:

    - THE DISH NETWORK - a DBS subscription television service in the United States. As of December 31, 1997, EchoStar had approximately 1,040,000 DISH Network subscribers.

    - TECHNOLOGY - the design, manufacture, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar Receiver Systems"), and the design, manufacture and distribution of similar equipment for direct-to-home ("DTH") projects of others internationally, together with the provision of uplink center design, construction oversight and other project integration services for international DTH ventures.

    - SATELLITE SERVICES - the turn-key delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink services, satellite transponder space usage, and other services.

     EchoStar III was launched on October 5, 1997 and became operational in January 1998 allowing the DISH Network to expand its service offerings to include a total of over 200 channels. EchoStar III primarily is being used to implement the initial phase of EchoStar's "Local Strategy" (i.e., retransmitting the NBC, ABC, CBS and Fox affiliates from New York City, Washington D.C., Atlanta, Boston, Chicago, Dallas, and up to potentially five additional markets, to "unserved households" (as defined by applicable laws and regulations) in the local areas from which those channels originate) and to provide certain religious programming services. DBSC is the FCC licensee and owner of EchoStar III but has no operations as a stand-alone entity. EchoStar III is an integral part of the DISH

Network and DBSC is dependent on ECC and ECC's other subsidiaries for all necessary funding and all management and administrative functions.

     Certain of the electric power converters ("EPC") on EchoStar III are operating at temperatures slightly outside of engineering specifications, but within qualified limits for those EPCs. EPCs supply power to the satellite transponders. This difference in operational performance could potentially shorten the expected life of the affected transponders, thereby potentially reducing the capacity or useful life of EchoStar III. To date, EchoStar III has not experienced any negative effects resulting from this variation in operational performance. Lockheed Martin currently is developing a contingency plan to minimize any potential negative effects resulting from the temperature deviations described above. There can be no assurance regarding the ultimate success of this contingency plan. EchoStar expects that any loss of capacity or satellite life that may result from the potential impairment of EchoStar III would be covered by insurance. However, insurance would not compensate for lost revenue.

                                    PART II

ITEM 7.   MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     DBSC is the FCC licensee and owner of EchoStar III but has no operations as a stand-alone entity. EchoStar III is an integral part of the DISH Network and DBSC is dependent on ECC and ECC's other subsidiaries for all necessary funding and all management and administrative functions. Interest expense totaled $5 million for 1997 and represents interest incurred on the notes payable to ECC.

IMPACT OF YEAR 2000 ISSUE

     EchoStar has assessed and continues to assess the impact of the Year
2000 Issue on its computer systems and operations. The Year 2000 Issue exists because many computer systems and applications currently use two-digit date fields to designate a year. Thus, as the century date approaches, date sensitive systems may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the Year 2000 may cause computer systems to process critical financial and operational information incorrectly.

     EchoStar presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue can be mitigated. EchoStar is utilizing both internal and external resources to identify, correct or reprogram, and test all affected systems for Year 2000 compliance. EchoStar has also initiated formal communications with all of its significant suppliers to determine the extent to which EchoStar is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. EchoStar believes its costs to successfully mitigate the Year 2000 Issue will not be material.

     If EchoStar's remediation plan is not successful or is not completed in a timely manner, the Year 2000 Issue could significantly disrupt EchoStar's ability to transact business with its customers and suppliers, and could have a material impact on its operations. In addition, there can be no assurance that the systems of other companies with which EchoStar's systems interact also will be timely converted, or that any such failure to convert by another company would not have an adverse effect on EchoStar's systems.

EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued FAS No. 130, "Reporting Comprehensive Income" ("FAS No. 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. In June 1997, the FASB issued FAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS No. 131") which establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders and for related disclosures about products and services, geographic areas, and major customers. FAS No. 130 and FAS No. 131 are effective for financial statements for periods beginning after December 15, 1997. The adoption of FAS No. 130 and FAS No. 131 may require additional disclosure in the Company's financial statements.

INFLATION

     Inflation has not materially affected the Company's operations during the past three years. The Company believes that its ability to increase the prices charged for its products and services in future periods will depend primarily on competitive pressures. The Company does not have any material backlog of its products.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Company's Financial Statements are included in this report beginning on page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART IV

ITEM 14.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  The following documents are filed as part of this Report:

         (1)  FINANCIAL STATEMENTS                                         PAGE
                                                                           ----
              Report of Independent Public Accountants                       5
              Balance Sheet at December 31, 1997                             6
              Statement of Operations for the year ended December 31, 1997   7
              Statement of Changes in Stockholder's Equity for the year
                ended December 31, 1997                                      8
              Statement of Cash Flows for the year ended December 31, 1997   9
              Notes to Financial Statements                                 10

         (2)  FINANCIAL STATEMENT SCHEDULES

              None. All schedules have been included in the Financial Statements or Notes thereto.

         (3)  EXHIBITS

              None.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Direct Broadcasting Satellite Corporation:

     We have audited the accompanying balance sheet of Direct Broadcasting Satellite Corporation (a Colorado corporation) as of December 31, 1997, and the related statements of operations, changes in stockholder's equity and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Broadcasting Satellite Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP


Denver, Colorado,
February 27, 1998.

              DIRECT BROADCASTING SATELLITE CORPORATION
                            BALANCE SHEET
                          DECEMBER 31, 1997
                       (Dollars in thousands)

ASSETS
Current Assets:
  Cash and cash equivalents                              $      -
  Other current assets                                          7
                                                         --------
Total current assets                                            7
Satellite ("EchoStar III") construction costs              92,408
FCC authorizations                                         18,504
                                                         --------
    Total assets                                         $110,919
                                                         --------
                                                         --------

LIABILITIES AND  STOCKHOLDER'S EQUITY
Current Liabilities:
  Trade accounts payable and accrued expenses            $    545
  Advances from affiliates, net                            30,601
  Current portion of notes payable                          2,961
                                                         --------
Total current liabilities                                  34,107
Other notes payable, net of current portion                11,351
Notes payable to ECC and accumulated interest              54,597
                                                         --------
   Total liabilities                                      100,055

Commitments and Contingencies

Stockholder's Equity:
  Common Stock, $0.01 par value, 1,000 shares
   authorized, issued and outstanding                           -
  Additional paid-in capital                               16,324
  Accumulated deficit                                      (5,460)
                                                         --------
Total stockholder's equity                                 10,864
                                                         --------
    Total liabilities and stockholder's equity           $110,919
                                                         --------
                                                         --------


                  See accompanying Notes to Financial Statements.

          DIRECT BROADCASTING SATELLITE CORPORATION
                  STATEMENT OF OPERATIONS
                      DECEMBER 31, 1997
                        (In thousands)

Revenue                                         $     -

Expenses:
  Interest expense                                5,460
                                                --------
Loss before income taxes                         (5,460)
Income tax provision                                   -
                                                --------
Net loss                                        $(5,460)
                                                --------
                                                --------




                  See accompanying Notes to Financial Statements.

                   DIRECT BROADCASTING SATELLITE CORPORATION
                 STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                               (IN THOUSANDS)

                                                  COMMON STOCK      ADDITIONAL
                                              -------------------    PAID-IN     ACCUMULATED
                                               SHARES      AMOUNT     CAPITAL      DEFICIT     TOTAL
                                              ------------------------------------------------------
                                              (Note 1)
Balance, December 31, 1996                        1        $  -          $  1      $     -   $     1
   Purchase price pushed-down to DBSC by
    ECC (Note 1)                                                       16,323                 16,323
   Net loss                                       -           -             -       (5,460)   (5,460)
                                              -------------------------------------------------------
Balance, December 31, 1997                        1        $  -       $16,324      $(5,460)  $10,864
                                              ------------------------------------------------------
                                              ------------------------------------------------------



               See accompanying Notes to Financial Statements.

                   DIRECT BROADCASTING SATELLITE CORPORATION
                           STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 1997
                               (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                       $ (5,460)
Adjustments to reconcile net loss to net cash flows from
 operating activities:
   Interest on notes payable to ECC added to principal            5,215
   Changes in current assets and current liabilities:
      Other current assets                                           (7)
      Accounts payable and accrued expenses                        (734)
                                                               --------
Net cash flows from operating activities                           (986)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for satellite systems under construction and
 other                                                          (17,969)
                                                               --------
Net cash flows from investing activities                        (17,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates, net                                    19,542
Repayment of other notes payable                                   (588)
                                                               --------
Net cash flows from financing activities                         18,954
                                                               --------

Net decrease in cash and cash equivalents                            (1)
Cash and cash equivalents, beginning of period                        1
                                                               --------
Cash and cash equivalents, end of period                       $      -
                                                               --------
                                                               --------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest                                         $    293
Cash paid for income taxes                                            -
Satellite vendor financing                                       14,400
Capitalized interest, including amounts due to affiliates        11,059
The purchase price of DBSC was "pushed-down" by ECC to
 DBSC as follows in the related purchase accounting:
      Echo III satellite construction costs                      51,241
      FCC authorizations                                         16,243
      Notes payable to ECC, including accrued interest
       of $3,382                                                (49,382)
      Trade accounts payable and accrued expenses                (1,279)
      Other notes payable                                          (500)
      Additional paid in capital                                (16,323)

               See accompanying Notes to Financial Statements.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND BUSINESS ACTIVITIES

PRINCIPAL BUSINESS

     During 1994, EchoStar Communications Corporation ("ECC," and together with its subsidiaries, "EchoStar") acquired approximately 40% of the outstanding common stock of Direct Broadcasting Satellite Corporation ("Old DBSC"), a Delaware corporation. Old DBSC's principal assets included an FCC conditional satellite permit and specific orbital slot assignments for a total of 22 DBS frequencies.

     Through December 1996, EchoStar advanced Old DBSC a total of $46 million in the form of notes receivable to enable Old DBSC to make required payments under the satellite construction contract for EchoStar III. As of December 31, 1996, these notes receivable totaled $49 million, including accrued interest of $3 million. On January 8, 1997, EchoStar consummated the merger of Old DBSC with a wholly-owned subsidiary of ECC ("DBSC" or the "Company"). ECC issued approximately 650,000 shares of its Class A Common Stock to acquire the remaining 60% of Old DBSC that it did not previously own (the "Merger"). This transaction was accounted for as a purchase and the excess of the purchase price over the fair value of Old DBSC's tangible assets was allocated to Old DBSC's FCC authorizations (approximately $16 million). Upon consummation of the Merger, Old DBSC ceased to exist.

     The principal assets of DBSC include an FCC satellite permit and orbital slot assignments and EchoStar III, a satellite built to become an integral part of the DISH Network (see below). DBSC has no operations as a stand-alone entity and is dependent on ECC and ECC's other subsidiaries for all necessary funding and all management and administrative functions.

     EchoStar is a publicly-traded company on the Nasdaq National Market and its operations include three interrelated business units:

     - THE DISH NETWORK - a DBS subscription television service in the United States. As of December 31, 1997, EchoStar had approximately 1,040,000 DISH Network subscribers.

     - TECHNOLOGY - the design, manufacture, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar Receiver Systems"), and the design, manufacture and distribution of similar equipment for direct-to-home ("DTH") projects of others internationally, together with the provision of uplink center design, construction oversight and other project integration services for international DTH ventures.

     - SATELLITE SERVICES - the turn-key delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink services, satellite transponder space usage, and other services.

     Since 1994, EchoStar has deployed substantial resources to develop the "EchoStar DBS System." The EchoStar DBS System consists of EchoStar's FCC-allocated orbital spectrum, DBS satellites ("EchoStar I," "EchoStar II," "EchoStar III," and "EchoStar IV," respectively), digital satellite receivers, digital broadcast operations center, customer service facilities, and other assets utilized in its operations. EchoStar's principal business strategy is to continue developing its subscription television service in the U.S. to provide consumers with a fully viable alternative to cable television service.

SIGNIFICANT RISKS AND UNCERTAINTIES

     SATELLITE USAGE AGREEMENT. When EchoStar III, which was launched on October 5, 1997, became operational in January 1998, the DISH Network expanded its service offerings to include a total of over 200 channels. EchoStar III primarily is being used to implement the initial phase of EchoStar's "Local Strategy" (i.e., retransmitting the NBC, ABC, CBS and Fox affiliates from New York City, Washington D.C., Atlanta, Boston, Chicago, Dallas, and up to potentially five additional markets, to "unserved households" (as defined by applicable

                    DIRECT BROADCASTING SATELLITE CORPORATION
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


1.   ORGANIZATION AND BUSINESS ACTIVITIES - CONTINUED

laws and regulations) in the local areas from which those channels originate) and to provide certain religious programming services. DBSC's future viability is dependent upon the success achieved by EchoStar.

     Certain of the electric power converters ("EPC") on EchoStar III are operating at temperatures slightly outside of engineering specifications, but within qualified limits for those EPCs. EPCs supply power to the satellite transponders. This difference in operational performance could potentially shorten the expected life of the affected transponders, thereby potentially reducing the capacity or useful life of EchoStar III. To date, EchoStar III has not experienced any negative effects resulting from this variation in operational performance. Lockheed Martin currently is developing a contingency plan to minimize any potential negative effects resulting from the temperature deviations described above. There can be no assurance regarding the ultimate success of this contingency plan. EchoStar expects that any loss of capacity or satellite life that may result from the potential impairment of EchoStar III would be covered by insurance. However, insurance would not compensate for lost revenue.

     COMPETITION. The subscription television industry is highly competitive. EchoStar faces competition from companies offering video, audio, data, programming and entertainment services. Many of these competitors have substantially greater financial and marketing resources than EchoStar. EchoStar's ability to effectively compete in the subscription television market will depend on a number of factors, including competitive factors (such as the introduction of new technologies or the entry of additional strong competitors), the level of consumer demand for such services, the availability of EchoStar Receiver Systems, and EchoStar's ability to obtain necessary regulatory changes and approvals.

2.   SIGNIFICANT ACCOUNTING POLICIES

PURPOSE OF FINANCIAL STATEMENTS

     DBSC is not currently subject to the reporting requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"). However, pursuant to the terms of an indenture between EchoStar Satellite Broadcasting Corporation ("ESBC"), a wholly-owned subsidiary of ECC, and First Trust National Association dated March 25, 1996 (the "Indenture"), DBSC is required to provide quarterly and annual reports comparable to that which would have been required if DBSC were subject to the requirements of Section 13 or 15(d) of the Exchange Act. Since DBSC does not have a separate Commission File Number with the Securities and Exchange Commission, DBSC has made these financial statements, complete with Management's Narrative Analysis of Results of Operations, publicly available. These financial statements were prepared solely to comply with the reporting requirements under the Indenture. Readers of this Annual Report should refer to EchoStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


2.   SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of the Company's other notes payable are estimated using discounted cash flow analyses. The interest rates assumed in such discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. As of December 31, 1997, the book value of the Company's other notes payable approximated fair market value.

SATELLITE UNDER CONSTRUCTION

     EchoStar III is stated at cost. Cost includes interest capitalized of $9 million during 1997, including amounts incurred by and due to affiliates. All satellite construction costs are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. Costs to launch and insure EchoStar III (approximately $142 million) were incurred by other ECC subsidiaries and are not included in the cost of EchoStar III reflected on DBSC's balance sheet. If the satellite were to fail in-orbit, the resultant loss would be charged to expense in the period such loss was realized. Since the in-orbit operation of the satellite is insured, the amount of the loss would be reduced to the extent of insurance proceeds received as a result of the in-orbit failure. Echo III became operational during January 1998. Depreciation is recorded on a straight-line basis over a 12 year useful life for financial reporting purposes.

FCC AUTHORIZATIONS

     FCC authorizations are recorded at cost. Cost includes approximately $17 million representing the excess of EchoStar's purchase price over Old DBSC's tangible assets and $2 million of interest capitalized during 1997. FCC authorizations will be amortized using the straight-line method over a period of 40 years. Such amortization commences at the time the related satellite becomes operational; all such capitalized costs would be written off in the event efforts to provide services were abandoned.

ADVANCES FROM AFFILIATES

     Advances from affiliates are recorded at cost and represent the net amount of funds received from, or advances to, affiliates of DBSC. Such advances principally have consisted of advances from ECC, EchoStar DBS Corporation and EchoStar Satellite Broadcasting Corporation to fund satellite construction costs.

3.   OTHER NOTES PAYABLE

     Other notes payable consists of the following (in thousands):

                                                                        DECEMBER 31,
                                                                           1997
                                                                        ------------
         8.25% note payable for satellite vendor financing for
           EchoStar III due in equal monthly installments of $294,
           including interest, through October 2002 (secured by an
           ECC corporate guarantee)                                      $  13,812
         Other 9.5%, unsecured note payable                                    500
                                                                         ---------
         Total                                                              14,312
         Less current portion                                               (2,961)
                                                                         ---------
         Other notes payable, net of current portion                     $  11,351
                                                                         ---------
                                                                         ---------


     During 1995 and 1996, ECC advanced DBSC $46 million in the form of notes payable to enable DBSC to make required payments under its Echo III construction contract. The notes payable bear interest at 11.25%, which is being added to principal.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


3.   OTHER NOTES PAYABLE - CONTINUED

     Future maturities of amounts outstanding under the Company's other notes payable as of December 31, 1997 are summarized as follows (in thousands):

                                                           OTHER
                                                           NOTES
                                                          PAYABLE
                                                          -------
               YEAR ENDING DECEMBER 31,
                 1998                                     $ 2,961
                 1999                                       2,690
                 2000                                       2,920
                 2001                                       3,170
                 2002                                       2,571
                 Thereafter                                     -
                                                          -------
               Total                                      $14,312
                                                          -------
                                                          -------

4.   INCOME TAXES

     DBSC is included in the consolidated income tax returns of ECC and its subsidiaries.

     As of December 31, 1997, the Company's share of the consolidated net operating loss carryforward ("NOL") for Federal income tax purposes was approximately $5 million. The NOL expires in the year 2012. The use of the NOL is subject to statutory and regulatory limitations regarding changes in ownership. FAS No. 109, "Accounting for Income Taxes," requires that the potential future tax benefit of NOL be recorded as an asset. FAS No. 109 also requires that deferred tax assets and liabilities be recorded for the estimated future tax effects of temporary differences between the tax basis and book value of assets and liabilities. Deferred tax assets are offset by a valuation allowance if deemed necessary.

     During 1997, DBSC provided a valuation allowance sufficient to fully offset net deferred tax assets of $2 million (NOL carryforward) arising during the year. Realization of the Company's net deferred tax assets is not assured and is principally dependent on generating consolidated future taxable income prior to expiration of the NOL. The Company continuously reviews the adequacy of its valuation allowance. Future decreases to the valuation allowance will be made only as changed circumstances indicate that it is more likely that not the additional benefits will be realized. Any future adjustments to the valuation allowance will be recognized as a separate component of the Company's provision for income taxes.


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